Exhibit 10.8

AMENDMENT NO. 1 dated as of April 1, 2006, to that Employment Agreement effective July 7, 2003 (the “Agreement”) by and between Bonnie Fuller (the

“Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”)

Effective as of the date first written above (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

1. Paragraph 1.a. of the Agreement is hereby deleted and the following substituted therefor:

Employment Term. The Company shall employ Executive until March 31, 2009 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. The Agreement shall continue to be considered effective as of July 7, 2003 (the “Effective Time”).

2. Paragraph 2.a. of the Agreement is hereby deleted and the following substituted therefor:

During Executive’s employment by the Company, Executive shall serve as Executive Vice President/Chief Editorial Director. Executive will also serve as a member of the Company’s Management Committee. In such position, Executive shall report directly and solely to the Company’s Chief Executive Officer (i.e., David Pecker or his successor) and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company consistent with the Executive’s title. Notwithstanding the forgoing, it is understood and agreed that: (1) there shall be no material alteration in Executive’s duties as they exist as of the Amendment Effective Date absent Executive’s prior written consent; (2) if at any time the position of Chief Executive Officer is vacant, Executive will report directly to whomever the Company appoints as the acting CEO or equivalent; (3) Executive shall be required to perform the functions of Editor in Chief of Star Magazine if the Editor in Chief is not present or if there is no acting Editor in Chief of Star Magazine; provided, however, that (a) Company and its Chief Executive Officer will use best efforts to fill any vacancies in the position of Editor in Chief of Star Magazine as expeditiously as possible with a new Editor in Chief mutually acceptable to Company and Executive; and (b) under no circumstances will Executive be required to perform the functions of Editor in Chief of Star Magazine on an indefinite basis.

3. Paragraph 2.b. of the Agreement is hereby amended by deleting the words “best efforts” and substituting therefor: “good faith efforts”.

4. Paragraph 4 of the Agreement is hereby deleted and the following substituted therefor:

Bonus. From the Amendment Effective Date until expiration of the Employment Term, Executive shall receive a bonus pursuant to the terms and conditions of Exhibit “B” attached to this Amendment (the “Bonus”), which shall consist of a “Minimum Bonus” and a “Residual Bonus”, as hereinafter defined. Executive will be guaranteed, a minimum of at least $500,000 for each of Fiscal Year 2007, 2008 and 2009 (the “Minimum Bonus”), which will be paid to Executive at the rate of $19,230.77 in bi-weekly installments until the $500,000 guarantee is met (Executive will be paid in bi-weekly installments, which shall be included in Executive’s regular pay check). The Executive’s Minimum Bonus shall constitute an advance against a target bonus of $1,000,000 per year for each of Fiscal Year 2007, 2008 and 2009 (the “Target Bonus”). The bi-weekly Minimum Bonus payments shall begin a) for Fiscal Year 2007, with the first paycheck after the execution of this Amendment, with a lump sum payment for the amount of the Minimum Bonus due from the Amendment Effective Date through and until the aforesaid first paycheck after execution to be payable within thirty (30) days after execution of this Amendment and b) for Fiscal Years 2008 and 2009, with the first paycheck of the new Fiscal Year; the bi-weekly Minimum Bonus payments shall thereafter continue during each Fiscal Year until the annual $500,000 Minimum Bonus has been paid. In addition to the Minimum Bonus, the Executive shall be entitled to receive at the end of each Fiscal Year the amount by which the total Bonus, as calculated pursuant to the terms set forth in Exhibit B, exceeds the Minimum Bonus already paid to the Executive (the “Residual Bonus”). The Residual Bonus, net of required tax withholdings, shall be paid to the Executive within 30 days from the date that the Company files its Form 10-K with the Securities and Exchange Commission for each respective Fiscal Year; provided, however, that the Company agrees (1) to use its best efforts to file its 10-K on time or as soon thereafter as is possible; and (2) in the event for any reason a 10-K is not required to be filed, the Residual Bonus shall be paid within 60 days after the end of the fiscal year. The Executive may reach or exceed the Target Bonus each Fiscal Year by the Company achieving certain levels of newsstand sales and/or EBITDA as more fully set forth in Exhibit B. Each Fiscal Year, EBITDA targets for the applicable titles and for Company shall be the official budgeted amounts approved by Company’s Board of Directors and Company shall notify Executive of the approved amounts promptly following the Board’s approval of same. In the event the Executive’s duties are altered pursuant to Paragraph 2.a. above, or if any of the applicable titles upon which the Target Bonus is based shall cease to be published, Company and Executive shall negotiate in good faith a reasonable reallocation of the components of Executive’s $1,000,000 Target Bonus.

5. The third sentence of Paragraph 5A of the Agreement is hereby deleted and substituted with the following:

Executive shall be provided an allotment of $80,000 per year for car services commencing upon execution of this Amendment (the car service provisions previously in effect for Executive will continue until the date of execution). Company will pay car service invoices directly to the car service provider. Executive will provide supporting documentation, in accordance with IRS rules to support any car service invoices for a business purpose and such payments will not be treated as compensation to Executive. Any car service invoices paid by Company without documentation to properly support a business purpose will be treated as compensation. For Fiscal Year 2007 only, the $80,000 allotment will be pro rated based on the number of days remaining in the fiscal year after execution of this Amendment; the full $80,000 allotment will be in effect for Fiscal Years 2008 and 2009. Additionally, Executive shall also be entitled to first class travel, accommodations (i.e., Four Seasons Hotel (standard room booked by Company’s travel service) or equivalent), per diem and ground transportation (for the avoidance of doubt, any such ground transportation expenses shall not be included in Executive’s $80,000 allotment) relating to business travel outside of the New York City metropolitan area.

6. Paragraph 5A of the Agreement is further amended by adding the following at the end thereof:

The home office equipment/service referred to above shall be updated from time to time to ensure that Executive has the equivalent of Company’s state of the art equipment/service and shall be maintained in good working order throughout the Employment Term, all at Company’s expense. Other reasonable business expenses incurred by Executive during the Employment Term shall be paid or reimbursed by Company in accordance with Company policy.

7. Paragraph 5B of the Agreement is hereby deleted and the following language is substituted therefor:

Executive has been previously granted 1,350 equity units and will be granted an additional 450 equity units within 60 days from the date of execution of this Amendment. This grant is subject to the terms and conditions of the Subscription Agreement, including, but not limited to, a vesting schedule, but in no event will the terms of the additional grant be less favorable to Executive than the terms of the original grant. Additional grants, based upon performance, will be made at the option of the Company’s Chief Executive Officer, on a yearly basis. Further, additional grants will be made to Executive, if necessary, to insure that the future issuance of grants to other persons will not be dilutive to Executive.

8. Paragraph 6 of the Agreement is hereby amended by deleting the final sentence of the Preamble and substituting the following language therefore:

If Executive’s employment is terminated by the Company or Executive, Executive shall be entitled to receive:

9. The first two sentences of Paragraph 6 (E) of the Agreement are hereby deleted and the following language is substituted therefor:

Severance pay in the amount of the remaining base salary and any pro-rata Minimum Bonus due until the conclusion of the Employment Term as well as any Residual Bonus due, if any, under the terms and conditions of this Agreement, if termination is for any reason other than Cause or resignation by Executive without Good Reason (as “Good Reason” is defined in the Executive’s Restricted Units Award Agreement dated as of July 1, 2003). Severance pay will be payable in equal monthly installments with respect to base salary and Minimum Bonus; Residual Bonus payments due, if any, will be payable on the date(s) set forth in Paragraph 4 hereof.

10. Paragraph 8.b. is hereby amended by deleting the words “Exhibit ‘A’” and substituting therefor: “Exhibits ‘A’ and ‘B’”.

11. Paragraph 8.k. of the Agreement is hereby deleted and the following language is substituted therefor:

Various. The parties will mutually agree upon the language of any press release issued regarding the consummation of this Amendment No. 1; the parties agree that such a release shall be completed and disseminated promptly following execution hereof on a date mutually agreeable to the parties. The Company will pay dues on behalf of Executive at any professional organization relating to Executive’s job responsibilities up to $1,000.00. Upon termination, Executive shall be entitled to retain her Rolodex and all personal files and can hire her assistant(s). The Company acknowledges that Executive is entitled to five weeks of vacation time per year (including two weeks during the Christmas/New Year holiday period). The Company will pay or reimburse Executive up to $20,000 per year in properly documented hair and make up charges for business related appearances.

Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ Michael Kahane	6-21-06
	Michael Kahane	Date

	/s/ Bonnie Fuller	6/21/06
	Bonnie Fuller	Date

AMERICAN MEDIA, INC.

MAGAZINE EBITDA/STAR NEWSSTAND INCENTIVE PLAN

FY 2007

Bonnie Fuller (“Participant”)

I.	General

A.	Only employees of American Media, Inc. (the “Company”) or its subsidiaries that are selected by the Chairman and CEO (the “Administrator”) shall be eligible to participate in the Plan.

B.	The plan year shall be the Company’s fiscal year.

II.	Targeted Bonus Inceptive

Participant will have an individualized determined salary base and targeted bonus incentive that is keyed to achieving the EBITDA target of the magazine(s) for which she is responsible and the overall EBITDA of the Company Participant’s titles, targeted EBITDA and the Company’s EBITDA and targeted Bonus Incentive for Fiscal 2007 are attached on Exhibit A.

III.	Payout for Achieving Profit Target

A.	Achieving 100% of EBITDA target will earn 100% of targeted bonus incentive calculated on a title-by-title basis (and the overall AMI EBITDA).

B.	Achieving more than 100% of EBITDA target for a specific title or the Company will earn an equivalent percentage of the targeted bonus amount for that specific title or the Company. For example, assume a title’s targeted EBITDA is $1,000,000 and the Participant’s targeted bonus incentive for that title is $100,000. If actual EBITDA for that title is 110% of target (i.e. $1,100,000) then Participant’s bonus incentive for that title shall be 110% of the targeted bonus ($110,000).

C.	Achieving less than 100% of the applicable targeted EBITDA by title or the Company EBITDA target will mean the following:

For each percentage point (or portion thereof) below 100% and equal to or above 95% the target bonus incentive will be reduced by 3% as set forth on the attached Example. This is applicable to both the EBITDA and Circulation bonus incentives. Achieving less than 95% of EBITDA target or Circulation target for each applicable magazine or overall AMI EBITDA will mean that no bonus incentive will apply for that title(s) or overall AMI EBITDA.

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IV.	Calculating EBITDA

A.	EBITDA (including rack amortization add-back) as used in this Plan shall be defined as net revenues from advertising, subscription, newsstand sales and all other ancillary revenues including, without limitation, list rental and consumer products, less the cost of goods sold and selling and general and administrative expenses of the magazine which includes any expense properly charged and applicable to the magazine and incurred in the normal course of business (including legal fees). In calculating such EBITDA, all (i) Incentive Payments made under the AMI Circulation Incentive Plan, the AMI EBITDA Incentive Plan and any other Incentive Plan and (ii) all commissions paid on advertising revenues shall be deducted.

B.	The Administrator shall determine the final EBITDA of a magazine in a good faith commercially reasonable manner. The Administrator reserves the right to prevent any short-term financial manipulation of any magazine that might adversely affect its long-term health.

C.	The Administrator, acting in a good faith commercially reasonable manner, may exclude extraordinary items and special situations from the calculation of EBITDA. Specifically, among other things, rate savings from paper prices and any renegotiation of printing contracts, promotion spending variances and changes in the cover price that are not reflected in the EBITDA target may be excluded from the calculation of EBITDA.

D.	If extraordinary circumstances either negative or positive (such as market swings, management restrictions, audit results or accounting procedure changes) should affect the EBITDA of a magazine, the Administrator may review those effects to ensure that their impact is equitable to the participants and American Media, Inc. under the terms of the Plan.

V.	Calculating Star Newsstand Circulation Incentive.

The budget 2007 target newsstand circulation for Star is 825k units per issue (the “2007 Target Newsstand”). For the first 25k units on average over the entire fiscal year (825k units to 850k units for 52 issues) above the 2007 Target Newsstand, Participant will receive an incentive of $.10 per copy.

For the second 25k units on average over the entire fiscal year (850k units to 875k units for 52 issues) above the 2007 Target Newsstand, Participant will receive an incentive of $.15 per copy.

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For the third 25k units and above on average over the entire fiscal year (875 units and above 875k units for 52 issues) above the 2007 Target Newsstand, Participant will receive an incentive of $.20 per copy. No cap will be made on the bonus incentive for unit sales in excess of 875k on average for an entire fiscal year.

The target for each successive year of this plan the (“New Target Newsstand”) (i.e., for Fiscal 08 and 09) will be based on the average newsstand sales for the previous fiscal year and the above incentives will be based on the same increments and at the same amounts as noted above. However, in no instance will the New Target Newsstand for Star be less than 825k units per issue. For example, if the average for Star newsstand sales for Fiscal 07 is 920k units per week on average, then the 2008 Target Newsstand will be 920k. If the average Star Newsstand for Star for Fiscal 07 is 800k, then the 2008 Target Newsstand will be 825k units.

The Administrator, acting in a good faith commercially reasonable manner, may alter the Newsstand Circulation Target if special situations arise such as cover price decreases/increases.

VI.	Administration

A.	Subject to the terms of the Agreement, payments will be made once per year, usually during the May following the end of the Company’s fiscal year.

B.	Subject to the terms of the Agreement, Participant must be on payroll as of the last day of the Company’s fiscal year to be eligible for payment of that year’s incentive.

C.	Participation in this Plan does not constitute any form of guarantee of employment.

/s/ Daniel Rotstein	/s/ Bonnie Fuller
Daniel Rotstein	Bonnie Fuller

6/21/06	6/21/06
Date	Date

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American Media, Inc.

Magazine EBITDA and Circulation Incentive Plan - Exhibit A

Fiscal 2007

Bonnie Fuller

Title	Targeted EBITDA	Targeted Bonus Incentive
EBITDA Portion of Plan
Star	$28,944,000	$512,000
Shape	$26,396,000	$200,000
Natural Health	$469,000	$50,000
Overall AMI EBITDA	$134,000,000	$50,000
Total Targeted EBITDA Bonus Incentive		$812,500

Circulation portion of Plan
Star Newsstand circulation	825 units average per issue For Full Year 2007	$187,500

Total Targeted EBITDA & Circulation Bonus Incentive		$1,000,000

Payment Notes:

Achieving 100% of EBITDA target will earn 100% of targeted bonus incentive calculated on title-by-title basis Achieving 100% of the Overall AMI EBITDA will earn 100% of the targeted incentives for the Overall AMI EBITDA portion.

Achieving more than 100% of EBITDA target for a specific title or the Overall AMI EBITDA target will earn an equivalent percentage of the targeted bonus amounts for that specific title. For example, assume a title’s targeted EBITDA is $1,000,000 and the participant’s targeted bonus incentive for that title is $100,000. If actual EBITDA for that the title is 110% of target (i.e. $1,100,000) then participant’s bonus incentive for that title shall be 110% of the targeted bonus ($110,000).

Achieving less than 100% of the applicable targeted EBITDA or Circulation Plan by title or the Company EBITDA target will mean the following:

For each percentage point below 100% and above 95% the target bonus incentive will be reduced by 3%. This is applicable to both the EBITDA and Circulation plan. See example attached

Achieving less than 95% of EBITDA target or Circulation Plan for each magazine or overall AMI EBITDA will mean that no incentive for that title(s) or overall AMI EBITDA.

Each of the five incentive components (such as Star EBITDA) above should be calculated separately and added together to determine the aggregate bonus amount

Circulation Plan for Start Magazine - For units above the 825,000 units you will receive the following:

Each unit sold	Incentive per copy
Total average for FY 07 is between 825,000 and 850,000 units per week	$0.10
Total average for FY 07 is between 850,000 and 875,000 units per week	$0.15
Total average for FY 07 is between 875,000 and above units per week	$0.20

Each successive year the circulation base will be the average for the previous year ended, but in no event lower than 825k per issue average for Star Magazine.

/s/ Daniel Roisten	/s/ Bonnie Fuller
Daniel Roisten	Bonnie Fuller

6/21/06	6/21/06
Date	Date

American Media, Inc.

Example

Magazine EBITDA and Circulation incentive Plan - Exhibit A

Fiscal 2007

Bonnie Fuller

Title	Targeted EBITDA	Targeted Bonus Incentive	Actual EBITDA	Actual EBITDA as a % of Targeted EBITDA	Targeted Bonus incentive Earned	Excess Bonus Incentive Earned	Total Bonus Earned
Star	$38,944,000	$562,500	$46,416,000	119.2%	$562,500	$107,924	$670,424
Shape	$26,396,000	$150,000	$26,396,000	100.0%	$150,000	$0	$150,000
Natural Health	$469,000	$50,000	$469,000	100.0%	$50,000	$0	$50,000
Overall AMI EBITDA	$134,000,000	$50,000	$141,472,000	105.6%	$50,000	$2,788	$52,788

Total Targeted Bonus Incentive		$812,500			$812,500	$110,712	$923,212

Base Target Circulation Incentive plan for Star							$187,500
Over Target Circulation Incentive Plan Star from page 1/							$585,000

Total Incentive Plan							$1,695,712

See Page one for Circulation Incentive on Star Example

/s/ Daniel Rotstein	/s/ Bonnie Fuller
Daniel Rotstein	Bonnie Fuller

6/21/06	6/21/06
Date	Date

American Media, Inc.

Example

Fiscal 2007

Bonnie Fuller

Title	Targeted EBITDA	Targeted Bonus Incentive	Actual EBITDA 100%	Actual EBITDA ≥99%<100%	Actual EBITDA ≥98 <99%	Actual EBITDA ≥97%<98%	Actual EBITDA ≥96%<97%	Actual EBITDA ≥95%<96%	Actual EBITDA <95%
Star	$38,944,000	$562,500
Payment under proposed plan assuming 1% miss @ 3%.
No bonus less than 95%			$562,500	$545,625	$528,750	$511,675	$495,000	$478,125	$—
Percentage of Target			100%	97%	94%	91%	83%	85%	0%